Binding Memorandum of Understanding

Entered into and between

WPP Energy GmbH,

BioPower Operations Corporation

And

China Energy Partners

This Binding Memorandum of Understanding (“MOU”) is made and entered into as of April 2, 2019, (the “Effective Date”), by and between:

WPP Energy GmbH, a Swiss Corporation, whose registered office is Rue des Bains 35, Geneva 1205. Switzerland (“WPP”);

BioPower Operations Corporation, a Nevada corporation, whose registered office is 2215-B, Renaissance Drive, Las Vegas, Nevada 89119 (“BIO”); and

China Energy Partners, a Florida Limited Liability Company, whose registered office is 21200 NE 38 Ave Apt 1602 Aventura, Fl. 33160 (“CEP”).

WPP, BIO and CEP may be referred to herein individually as a “Party” and collectively as the “Parties.”

WITNESSETH THAT:

WHEREAS, the Parties desire to enter into this MOU to set forth the terms and conditions pursuant to which the Parties will undertake certain transactions as set forth herein (the “Transactions”), and subject to the terms and conditions herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	AGREEMENT. At the closing of the Transactions (the “Closing”), the Parties shall undertake the following actions:

1.1.	BIO will issue and sell to WPP a number of shares of common stock, par value $0.0001 per share of BIO (the “Common Stock”) constituting 90% of the issued and outstanding shares of Common Stock following such issuance, in exchange for the payment to BIO of Five Million US Dollars ($5,000,000.00) and the contribution to BIO of the WPP Mobile Waste Plant Technology and business, as described below (the “WPP Share Issuance”). The Parties acknowledge and agree that there are currently approximately 34 million shares of common stock issued and outstanding, and therefore WPP will be issued approximately 306 million shares of Common Stock in the WPP Share Issuance. Consummation of the WPP Share Issuance shall require an amendment of the Articles of Incorporation of BIO to increase the number of authorized shares and following the Effective Date the Parties shall undertake such actions as reasonably required to effect such an amendment. Notwithstanding the foregoing, in the event that the Closing does not occur within 120 days of the Effective Date due to a failure by WPP to raise the funds required to pay for the shares of Common Stock in the WPP Share Issuance, and provided that WPP has as of such date complied with all of its other obligations hereunder, then BIO shall provide WPP with an additional 59 days to raise such funds, and if WPP does so raise such funds, the Closing shall thereafter occur, provided that in such case the WPP Issuance shall be for a number of shares of Common Stock constituting 85% of the issued and outstanding shares of Common Stock following such issuance, instead of 90% of the issued and outstanding shares of Common Stock following such issuance, and the purchase price payable shall remain as set forth above.

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1.2.	WPP shall repay the holders of the promissory notes of BIO (the Noteholders”) such amounts as required to repay such promissory notes, which is expected to be approximately $1,250,000 to $1,500,000. WPP shall purchase from CEP the preferred share of BIO owned by CEP, which is convertible into 51% of the voting rights of BIO for a payment of $5,000,000 less amounts paid to the Noteholders.

1.3.	Within 6 months of the Closing, BIO shall commence a tender offer to acquire all of the shares of Common Stock then issued and outstanding at a price of $0.15 per share (the “Tender Offer”). The funds for the completion of the Tender Offer shall be the $5,000,000 paid by WPP in exchange for WPP Share Issuance, which amount shall be deposited into escrow at the Closing with an escrow agent reasonably acceptable to the Parties. In the event that the Tender Offer is not commenced within 6 months of the Closing, the $5,000,000 shall be utilized to pay for all outstanding payables and liabilities of BIO and the balance, if any, shall thereafter be released to BIO to be used as working capital. WPP, CEP and Robert Kohn shall not tender their shares of Common Stock in the Tender Offer.

1.4.	WPP is the owner of a disruptive technology that converts waste into renewable gas and can be further converted into electricity through a gas turbine in the WPP Mobile Waste Container Plant (the “WPP Mobile Waste Plant Technology”) for which WPP will grant to BIO an exclusive, worldwide, 99-year license at the Closing. BIO will derive revenue from multiple revenue streams, as follows:

1.4.1.	Licensing to Municipalities; Government Agencies; Landfill owners; Developers; Waste Haulers; Trash Transfer Stations; Corporations, Institutions

1.4.2.	Sale of Containers

1.4.3.	Joint Ventures – Developers, Corporations, Institutions

1.4.4.	Ongoing revenues from the sale of electricity

1.4.5.	Ongoing revenues from the sale of renewable fuels.

1.5.	The Parties acknowledge that BIO is a U.S. public company that is not current in its filings with the Securities and Exchange Commission.

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2.	STATUS OF MOU AND ADDITIONAL AGREEMENTS:

2.1.	This MOU is a binding agreement between the Parties. Following the Effective Date, the Parties shall negotiate in good faith towards the execution of a definitive agreement with respect to the Transactions, which shall reflect the terms and conditions herein (the “Definitive Agreement”).

2.2.	Subject to the terms and conditions herein and in the Definitive Agreement, the Closing shall occur within 120 days of the Effective Date, subject to extension for an additional 59 days pursuant to the provisions of Section 1.1.

2.3.	The Closing shall be contingent on the execution and delivery of the Definitive Agreement, and thereafter on BIO obtaining any required vote of its shareholders, and such other customary closing conditions as agreed to by the Parties in the Definitive Agreement.

2.4.	Once the Definitive Agreement is executed, such Definitive Agreement will govern the relationship between the Parties in respect of the subjects dealt with in such Definitive Agreement and this MOU shall be of no further force or effect.

2.5.	Prior to the Closing, WPP will provide a corporate resolution approving the sale.

2.6.	WPP and BIO will agree on a mutually satisfactory indemnification in the Definitive Agreement.

2.7.	Other than as may be required by applicable law, no Party shall make any public announcements of their intent without the express written mutual consent and approval by each party’s counsel. Any information about a Party disclosed to another Party, which information could reasonably be expected to be confidential information of the disclosing Party, shall not be disclosed unless it becomes public information through no fault of the receiving Party, unless otherwise required by applicable law.

3.	ADDITIONAL WPP OBLIGATIONS.

3.1.	Following the Effective Date, WPP will reserve 2,500,000 WPP tokens[1] in BIO’s wallet for the expenses to pay approximately $250,000 for all initial expenses related to legal, accounting, transfer fees, and other public company costs for BIO to get current in its SEC Filings. WPP can elect to pay some or all expenses, using BIO WPP Tokens, which WPP will assist BIO to cash in to pay for the approximate $250,000 expenses above.

1 WPP will be responsible for assisting BIO to sell the Tokens for cash to pay the expenses.

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3.2.	Following the Effective Date, WPP will reimburse BIO for all its operating expenses, and will also reimburse BIO for all of its legal expenses, including, without limitation, the costs of its legal counsel related to BIO’s operations following the Effective Date, this MOU and/or the Definitive Agreement and the negotiation of the same. Notwithstanding the foregoing, in the event that BIO requests, WPP shall pay directly to a provider who provides goods or services to BIO, including, without limitation, BIO’s legal counsel, all such costs as are invoiced to BIO for such goods or services, with such amounts to be paid pursuant to the terms and conditions of the invoices therefore. Any such third-party providing goods or services to BIO is an intended third-party beneficiary of this MOU and shall be entitled to enforce the provisions of this Section 3.2 as though a party hereto and a “Party” for all purposes of this MOU.

3.3.	Following the Closing, WPP will apply for D&O insurance as soon as possible and obtain insurance.

4.	ADDITIONAL BIO OBLIGATIONS:

4.1.	At the Closing, BIO will turn over all books and records and operations to WPP.

4.2.	Counsel for BIO will provide the first draft of the Definitive Agreement within two weeks of Effective Date.

5.	ADDITIONAL PROVISIONS

5.1.	Each Party represents and warrants that this MOU has been duly executed and delivered by such Party and constitutes the legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and general principles of equity.

5.2.	Each Party represents and warrants that there are no brokerage commissions, finder’s fees or similar fees or commissions payable by any Party in connection with the Transactions based on any agreement, arrangement or understanding with the representing Party or any action taken by the representing Party.

5.3.	Each Party (the “Indemnifying Party” shall indemnify and hold the other Party and such other Party’s shareholders, members, consultants, financial advisors, legal counsel, accountants and other agents and service providers or providers of goods (collectively, the “Indemnified Parties”) against, and agree to hold each of such Indemnified Parties harmless from and against, and agree to pay and reimburse each of BioStem Indemnitees for, any and all Losses (as defined below) incurred or sustained by, or imposed upon, any Indemnified Party based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any of the representations or warranties of the Indemnifying Party contained in this MOU or any breach or non-fulfilment of any covenant, agreement or obligation to be performed by such Indemnifying Party pursuant to this MOU. For purposes herein, “Losses” means losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include (i) punitive damages, except in the case of fraud or to the extent actually awarded to a governmental authority or other third party or (ii) lost profits or consequential damages, in any case.

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5.4.	The Parties agree that irreparable damage would occur in the event that any of the provisions of this MOU were not performed by them in accordance with the terms hereof or were otherwise breached and that each Party hereto shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of the provisions hereof and to enforce specifically the terms and provisions hereof, without the proof of actual damages, in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, and agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that (a) the other Party has an adequate remedy at law, or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.

5.5.	If this MOU is not terminated sooner or extended by mutual written agreement of the Parties, this MOU will terminate automatically upon the first to occur of (i) the Closing, (ii) the execution of the Definitive Agreement and (iii) the date that is 120 days from the Effective Date (subject to extension for an additional period of 59 days pursuant to the provisions of 1.1), provided that no expiration or termination of this MOU shall affect the liability of a Party for any breach or default hereunder occurring prior to such expiration or termination.

6.	Notice / Correspondence contract information: Any notice or other communication required or permitted under this MOU shall be in writing and shall be deemed to have been duly given and (i) immediately if served by personal delivery upon the Party for whom it is intended, (ii) upon receipt of a delivery confirmation if sent by electronic mail with return receipt requested, or (iii) three business days after dispatch if sent by certified mail, registered mail or a nationally recognized overnight carrier, to the Parties at the address as follows:

If to WPP:

WPP Energy GmbH

Attention: Rafael Ben Shaya

Rue des Bains 35, Geneva 1205. Switzerland

Email: ceo@wppenergy.com

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If to BIO:

BioPower Operations Corporation

Attention: Bonnie Nelson

2215-B, Renaissance Drive

Las Vegas, Nevada 89119

Email: bonnienelson2@gmail.com

With a copy, which shall not constitute notice, to:

Anthony L.G., PLLC

Attn: Laura Anthony

625 N. Flagler Drive, Suite 600

West Palm Beach, FL 33401

Email: lanthony@anthonypllc.com

If to CEP:

China Energy Partners

Attn: Robert Kohn and Bonnie Nelson

Via email only:

rkohn7@gmail.com

BONNIENELSON2@gmail.com

nelsonholdings@aol.com

7.	NON-CIRCUMVENTION

In light of the significant effort, time and expense that each Party will incur in proceeding with due diligence and structuring of the Transactions, from and after the full execution of this MOU through the first to occur of (1) the Closing, (2) the execution of the Definitive Agreement, and (3) the termination or expiration of this MOU pursuant to the terms herein, unless extended by mutual written agreement of the Parties, no Party will enter into any discussions, finalize a closing, execute any agreement committing such Party to a closing regarding, or consider, solicit, or encourage in any way (including by way of furnishing any non-public information concerning the business, properties, or assets of such Party), (i) a sale by such Party of its equity securities or a sale by any of the members of management or by the members of such Party (or any of their respective affiliates) of their interests in such Party, or (ii) a merger, consolidation, liquidation, business combination, sale of all or substantially all of the assets of such Party, or any similar transaction involving such Party (an “Alternate Transaction”), if such Alternate Transaction, either as a result of the signing of an agreement related thereto or if the closing thereof were to occur, would reasonably be expected to materially and adversely affect the obligations of the Parties hereunder or the ability of any Party to consummate the Transactions as set forth herein.

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8.	CHOICE OF LAW; ETC.

8.1.	This MOU shall be governed by and construed in accordance in accordance with the laws of the State of Florida USA, and any disputes arising hereunder will be adjudicated in federal and state courts located in Palm Beach County, Florida. By execution and delivery of this MOU, each Party irrevocably submits to and accepts, with respect to any such action or proceeding, generally and unconditionally, the jurisdiction of the aforesaid courts, and irrevocably waives any and all rights such Party may now or hereafter have to object to such jurisdiction.

8.2.	EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS MOU OR THE TRANSACTIONS CONTEMPLATED HEREIN (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.2.

8.3.	Each of the Parties acknowledge that each has been represented in connection with the signing of the waiver in Section 8.2 by independent legal counsel selected by the respective Party and that such Party has discussed the legal consequences and import of such waiver with legal counsel. Each of the Parties further acknowledge that each has read and understands the meaning of such waiver and grants such waiver knowingly, voluntarily, without duress and only after consideration of the consequences of such waiver with legal counsel.

8.4.	To the extent any dispute arises between the Parties regarding any of the subject matter hereof, the prevailing Party in any action or proceeding brought in connection therewith will be entitled to reasonable attorneys’ fees and court costs from the losing Party.

10. GENERAL

10.1	HEADINGS. Section headings are not to be considered a part of this MOU and are not intended to be a full and accurate description of the contents hereof.

10.2	WAIVER. Waiver by one Party hereto of breach of any provision of this MOU by the other shall not operate or be construed as a continuing waiver.

10.3	THIRD-PARTY BENEFICIARIES. This MOU is strictly between the Parties, and, except as specifically provided herein, no director, officer, stockholder, employee, agent, independent contractor or any other person or entity shall be deemed to be a third-party beneficiary of this MOU, provided that the Parties acknowledge and agree that, as set forth in Section 3.2, any third party providing goods or services to BIO, and any Indemnified Party as set forth in Section 5.3, are each an intended third-party beneficiary of this MOU and shall be entitled to enforce the provisions of this MOU applicable to such parties as though a party hereto and a “Party” for all purposes of this MOU.

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10.4	EXPENSES. WPP will bear all expenses, including legal, accounting and professional fees, incurred in connection with the Transactions.

10.5	EFFORTS. Subject to the terms and conditions herein provided, each Party shall use its commercially reasonable efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this MOU. Each Party also agrees that it shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this MOU and the Transactions.

10.6	NO ASSIGNMENT. No Party shall any of its rights under this MOU or delegate the performance of any of its duties hereunder, without the prior written consent of the other Parties.

10.7	MODIFICATION OR AMENDMENT. No amendment, change or modification to this MOU shall be valid unless in writing signed by the Parties hereto.

10.8	ENTIRE UNDERSTANDING. This MOU constitutes the entire understanding and agreement of the Parties, and any prior agreements, understandings, and representations either written or oral are hereby terminated and cancelled in their entirety and are of no further force and effect.

10.9	COUNTERPARTS. This MOU may be executed in in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. The execution and delivery of a facsimile or other electronic transmission of a signature to this MOU shall constitute delivery of an executed original and shall be binding upon the person whose signature appears on the transmitted copy.

[Signatures appear on following page]

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IN WITNESS WHEREOF, the Parties hereto have caused this MOU to be executed by their respective officers, hereunto duly authorized, as of the Effective Date.

WPP ENERGY GmbH

By:
Name:	Rafael Ben Shaya
Title:	Chief Executive Officer

BIOPOWER OPERATIONS CORPORATION

By:
Name:	Robert Kohn
Title:	President

China Energy Partners

By:
Name:	Robert Kohn

By:
Name:	Bonnie Nelson

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